Exhibit 99

Media Relations	Consolidated Edison, Inc.
212 460 4111 (24 hours)	4 Irving Place
New York NY 10003
www.conEdison.com

FOR IMMEDIATE RELEASE	Contact:	Robert McGee
May 3, 2012		212-460-4111

CON EDISON REPORTS 2012 FIRST QUARTER EARNINGS

NEW YORK—Consolidated Edison, Inc. (Con Edison) [NYSE: ED] today reported first quarter earnings of $277 million or $0.95 a share compared with $311 million or $1.07 a share in 2011. Earnings from ongoing operations, which exclude the net mark-to-market effects of the competitive energy businesses, were $295 million or $1.01 a share compared with $289 million or $0.99 a share in 2011.

“First quarter results were in line with expectations,” said Con Edison’s Chairman, President and Chief Executive Officer Kevin Burke. “Our field operations benefited from a milder than normal winter, while providing the reliability our customers expect and deserve. We have continued to promote energy efficiency programs and oil-to-gas conversions, both of which will serve to save customers money while improving the area’s air quality and environment.”

The following table is a reconciliation of Con Edison’s reported earnings per share to earnings per share from ongoing operations and reported net income to earnings from ongoing operations for the three months ended March 31, 2012 and 2011.

	Earnings per Share		Net Income for Common Stock (Millions of Dollars)
	2012	2011	2012	2011
Reported earnings per share and net income for common stock – GAAP basis (basic)	$0.95	$1.07	$277	$311
Less: Net mark-to-market effects of competitive energy businesses	(0.06)	0.08	(18)	22

Ongoing operations	$1.01	$0.99	$295	$289

For the year 2012, the company confirms its previous forecast of earnings per share from ongoing operations in the range of $3.65 to $3.85 a share. Earnings per share from ongoing operations exclude the net mark-to-market effects of the competitive energy businesses.

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CON EDISON REPORTS 2012 FIRST QUARTER EARNINGS	page 2

The results of operations for the three months ended March 31, 2012, as compared with the 2011 period, reflect changes in the rate plans of Con Edison’s utility subsidiaries and the effects of the milder winter weather on steam revenues. The rate plans provide for additional revenues to cover expected increases in certain operations and maintenance expenses, and depreciation and property taxes. The results of operations include the operating results of the competitive energy businesses, including net mark-to-market effects.

Operations and maintenance expenses were higher due to pensions, other postretirement benefits and healthcare costs, offset in part by lower operating costs attributable to the milder winter weather in the 2012 period. Depreciation was higher in the 2012 period reflecting primarily the impact from higher utility plant balances.

The following table presents the estimated effect on earnings per share and net income for common stock for the 2012 period compared with the 2011 period, resulting from these and other major factors:

	Earnings per Share Variation	Net Income for Common Stock Variation (Millions of Dollars)
Consolidated Edison Company of New York, Inc. (CECONY) (a)
Rate plans, primarily to recover increases in certain costs	$0.12	$37
Operations and maintenance expense	(0.10)	(29)
Depreciation	(0.03)	(8)
Other	0.02	5

Total CECONY	0.01	5
Orange and Rockland Utilities (O&R)	—	1
Competitive energy businesses (b)	(0.13)	(39)
Other, including parent company expenses	—	(1)

Total variation	$(0.12)	$(34)

(a)	Under the revenue decoupling mechanisms in CECONY’s electric and gas rate plans and the weather-normalization clause applicable to the gas business, revenues are generally not affected by changes in delivery volumes from levels assumed when rates were approved. Under CECONY’s rate plans, pension and other postretirement costs and certain other costs are reconciled to amounts reflected in rates for such costs.
(b)	These variations include after-tax net mark-to-market losses of $18 million or $0.06 a share in the first quarter of 2012 and after-tax net mark-to-market gains of $22 million or $0.08 a share in the first quarter of 2011.

The weighted average number of common shares was 293 million shares and 292 million shares for the three months ended March 31, 2012 and 2011, respectively.

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CON EDISON REPORTS 2012 FIRST QUARTER EARNINGS	page 3

The changes in the energy delivered by the company’s utility subsidiaries, both for actual amounts and as adjusted primarily for variations in weather and billing days, for the period ended March 31, 2012, as compared with the 2011 period were as follows (expressed as a percentage of 2011 amounts):

	2012 vs. 2011
	Actual	Adjusted
CECONY
Electric	(3.4)	(0.8)
Firm – Gas	(15.4)	0.9
Steam	(23.4)	(1.2)
O&R
Electric	(4.3)	(2.0)
Firm – Gas	(20.6)	2.1

Refer to the company’s First Quarter Form 10-Q, which is being filed with the Securities and Exchange Commission, for the consolidated balance sheets at March 31, 2012 and December 31, 2011 and the consolidated income statements for the three months ended March 31, 2012 and 2011. Additional information related to utility sales and revenues is available at www.conedison.com (select “Shareholder Services” and then select “Press Releases”).

This press release contains forward-looking statements that reflect expectations and not facts. Actual results may differ materially from those expectations because of factors such as those identified in reports the company has filed with the Securities and Exchange Commission.

This press release also contains a financial measure, earnings from ongoing operations. This non-GAAP measure should not be considered as an alternative to net income, which is an indicator of operating performance determined in accordance with GAAP. Management uses this non-GAAP measure to facilitate the analysis of the company’s ongoing performance as compared to its internal budgets and previously reported financial results. Management believes that this non-GAAP measure is also useful and meaningful to investors.

Consolidated Edison, Inc. is one of the nation’s largest investor-owned energy companies, with approximately $13 billion in annual revenues and $40 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc., a regulated utility providing electric, gas, and steam service in New York City and Westchester County, New York; Orange and Rockland Utilities, Inc., a regulated utility serving customers in a 1,350 square mile area in southeastern New York state and adjacent sections of northern New Jersey and northeastern Pennsylvania; Consolidated Edison Solutions, Inc., a retail energy supply and services company; Consolidated Edison Energy, Inc., a wholesale energy supply company; and Consolidated Edison Development, Inc., a company that participates in infrastructure projects.

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